Exhibit 99.1

                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION EXCEEDS PREVIOUS GUIDANCE AND REPORTS RECORD SALES AND EARNINGS FOR THE FOURTH QUARTER AND THE YEAR

ELYRIA, Ohio - (January 22, 2004) - Invacare Corporation (NYSE: IVC) today reported record financial results for the fourth quarter and year ended December 31, 2003.

CONSOLIDATED RESULTS
Earnings per share for the quarter increased 32% to $0.74 versus $0.56 last year, while net earnings for the quarter were $23.7 million versus $17.6 million last year. Net sales for the quarter increased 22% to $343.0 million versus $282.0 million last year. Foreign currency accounted for six percentage points of the net sales increase, while acquisitions contributed an additional six percentage points for the quarter. Results for the quarter benefited from higher net sales and an improved gross margin percentage, partially offset by higher selling, general and administrative expense (SG&A expense).

Gross margin as a percentage of net sales for the fourth quarter improved by 1.4 percentage points compared to both this year's third quarter and last year's fourth quarter. Increased volume, cost reduction projects, sales mix toward smaller customers, and sales mix toward higher margin product led to the increase in the gross margin percentage. SG&A expense as a percentage of net sales increased by 0.5 percentage points compared to last year and by 0.2 percentage points compared to this year's third quarter. SG&A expense increased 25% over last year's fourth quarter due to acquisitions, foreign currency translation, management bonuses, increased distribution and commission costs related to higher volumes, continued investments in marketing and branding programs, and an increase in insurance costs. Foreign currency accounted for five percentage points of the increase in SG&A expense, while acquisitions contributed an additional six percentage points.

Earnings per share for the year increased 10% to $2.25 versus $2.05 last year. Net earnings were $71.4 million up from $64.8 million last year. Net sales for the year increased 15% to $1.25 billion versus $1.09 billion last year. Foreign currency accounted for six percentage points of the net sales increase, while acquisitions contributed an additional three percentage points for the year. Results for the year benefited from higher net sales and lower interest expense, partially offset by a slightly lower gross margin percentage and higher SG&A expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Invacare's strong sales performance, recent acquisitions and expanding gross margin allowed us to return to double digit growth in both sales and earnings per share for the quarter. Strong revenue growth was driven by North American sales of respiratory products, rehab products and medical supplies. We also continued to generate strong free cash flow*, totaling $22 million for the quarter and $78 million for the year. During the quarter, the Company also paid down debt by approximately $13 million." Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 25% to $251.0 million versus $200.2 million last year. Foreign currency accounted for two percentage points of the net sales increase, while acquisitions contributed an additional seven percentage points for the quarter. Respiratory products sales increased 53%, largely due to continued strong performance in oxygen concentrators and the HomeFillTM oxygen system product line. Sales of the rehab products line increased 44%, due primarily to the strength of sales in both the consumer power and custom power product lines. Excluding acquisitions, rehab sales increased by 33%. Invacare Supply Group sales increased 14%, continuing its recent strong growth.

Standard products sales increased by 2%, as cost reduction activities that Invacare has taken allowed the Company to lower pricing and address the pressure from imports. Invacare Continuing Care Group (ICCG) sales increased by 74% on a reported basis and increased 10% excluding acquisitions.

For the quarter, earnings before income taxes increased 107% to $33.8 million versus $16.3 million last year largely due to the strong sales performance along with cost reductions and improved product and customer mix.

For the year, North American net sales increased 13% to $897.2 million versus $793.5 million last year. Adjusting for acquisitions, net sales increased 10% for the year. Earnings before income taxes increased 15% to $88.3 million from $76.5 million last year.

EUROPE
For the quarter, European net sales increased 8% to $74.8 million versus $69.2 million last year. Adjusting for foreign currency and acquisitions, European net sales decreased 10% for the quarter due in part to continued reimbursement pressures. During the fourth quarter, Europe introduced 10 new products to reinvigorate growth in 2004. For the quarter, earnings before income taxes decreased primarily due to lower volume.

For the year, European net sales increased 11% to $279.8 million versus $251.4 million last year. Adjusting for foreign currency and acquisitions, European net sales decreased 8% for the year. For the year, European earnings before taxes increased by 1%.

AUSTRALASIA
For the quarter, Australasian net sales increased 38% to $17.3 million versus $12.5 million last year. Adjusting for foreign currency, Australasian net sales increased 6% in the quarter versus last year. For the quarter, earnings before income taxes decreased compared to last year due in part to foreign currency exposures from sales in US dollars and increased costs to support the growth in the business.

For the year, Australasian net sales increased 59% to $70.2 million versus $44.3 million last year. Adjusting for foreign currency, Australasian net sales increased 27% for the year. For the year, Australasian earnings before taxes increased by 4%.

FINANCIAL CONDITION
Total debt outstanding was $236.6 million at the end of the year, bringing debt-to-total-capitalization to 27.8% versus 33.2% at the end of last year. With the current debt-to-total-capitalization level, the Company has the flexibility to continue to make accretive acquisitions or to purchase common shares. Days sales outstanding were 64 days, improving by two days compared with the end of last year. Inventory turns were 5.9, down from 6.2 at the end of last year, due in part to new product introductions.

OUTLOOK
The Company achieved strong double-digit sales and earnings growth in the fourth quarter due to increased volume in all North American divisions and substantial progress on all its strategic plans related to new products, lower cost standard products and the consummation of accretive acquisitions. For 2004, the Company will continue to execute on these strategic plans. However, changing Medicare rules on the eligibility of power wheelchairs for the elderly and the recent passage of the Medicare prescription drug bill will temper an aggressive positioning for 2004 guidance. As the industry approaches 2005 when the cuts in reimbursement for nine durable medical equipment items will be implemented as provided in the Medicare prescription drug bill, purchases by providers for their rental fleets may be adversely affected. In light of this likely pressure, the Company believes that, in 2004, it will have a net sales increase of between 10% and 12% and earnings per share of between $2.45 and $2.55 for 2004. For the first quarter, the Company expects a net sales increase of between 13% and 15% and earnings per share of between $0.41 and $0.45. The Company anticipates that its free cash flow* for 2004 will be between $75 million and $85 million.

Commenting on the Company's anticipated results, Mixon said, "We continue to make progress in our new product introductions and the launching of our own manufacturing capability in China. Exiting the year, 73% of North American equipment sales in the homecare channel were from new products introduced since October 2001. We continue to introduce new products to build on this success. In January, we launched the Invacare(R) TwilightTM Mask, the first of a number of products for sleep apnea patients. While we continue to await FDA clearance for Invacare(R) Polaris EXTM CPAP with SoftXTM, we anticipate introducing the CPAP along with heated humidification and passover humidification in the near future."

Focusing specifically on developments in China, Mixon announced, "Invacare just received a business license to start manufacturing in Suzhou Industrial Park near Shanghai and is pursuing other opportunities to add further Chinese manufacturing capability in 2004. With these actions, Invacare expects to regain its position as the lowest cost producer of standard products in the industry."

Mixon continued, "The strong performance of the rehab and respiratory product lines in North America along with the return of growth in the standard products line confirms the preliminary success of our plans. We believe that 2004 will be a year of continued double-digit growth for Invacare."


* Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC - news), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home care and long term care medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and our products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce cost, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers), the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including, the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                     Three Months Ended         Twelve Months Ended
                                                                        December 31,                December 31,
(In thousands, except per share data)                                2003          2002          2003          2002
-------------------------------------------------------------------------------------------------------------------
Net sales                                                        $343,023      $281,981    $1,247,176    $1,089,161
Cost of products sold                                             235,099       197,188       872,515       761,763
                                                                  -------       -------       -------       -------
     Gross profit                                                 107,924        84,793       374,661       327,398
Selling, general and administrative expense                        70,923        56,906       262,015       220,296
Interest expense - net                                              1,693         1,589         6,237        10,572
                                                                  -------       -------       -------       -------
     Earnings before income taxes                                  35,308        26,298       106,409        96,530
Income taxes                                                       11,610         8,660        35,000        31,760
                                                                  -------       -------       -------       -------
Net earnings                                                      $23,698       $17,638       $71,409       $64,770
                                                                  =======       =======       =======       =======

Net earnings per share - basic                                      $0.76         $0.57         $2.31         $2.10
                                                                    =====         =====         =====         =====
Weighted average shares outstanding - basic                        30,975        30,938        30,862        30,867
                                                                   ======        ======        ======        ======

Net earnings per share - assuming dilution                          $0.74         $0.56         $2.25         $2.05
                                                                    =====         =====         =====         =====
Weighted average shares outstanding - assuming dilution            32,079        31,616        31,729        31,664
                                                                   ======        ======        ======        ======

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $19,521,000 and $74,835,000 for the three and twelve months ended December 31, 2003, respectively, and $15,474,000 and $61,178,000 for the same periods a year ago.

The information by segment is as follows:

                                                                  Three Months Ended         Twelve Months Ended
                                                                     December 31,                December 31,
(In thousands)                                                    2003          2002           2003          2002
-----------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                            $251,006      $200,241       $897,208     $ 793,464
     Europe                                                     74,762        69,239        279,782       251,443
     Australasia                                                17,255        12,501         70,186        44,254
                                                              --------      --------     ----------     ---------
     Consolidated                                             $343,023      $281,981     $1,247,176    $1,089,161
                                                              ========      ========      =========    ==========

Earnings (loss) before income taxes
     North America                                            $ 33,779      $ 16,294       $ 88,299     $  76,548
     Europe                                                      6,118         7,686         19,132        19,020
     Australasia                                                    24         2,460          5,997         5,740
     All Other                                                  (4,613)         (142)        (7,019)       (4,778)
                                                               -------         -----           ----       -------
     Consolidated                                              $35,308       $26,298       $106,409       $96,530
                                                               =======       =======       ========       =======

"All Other" consists of the domestic export unit, un-allocated corporate selling, general and administrative costs, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                      December 31,      December 31,
           (In thousands)                                                    2003              2002
           ----------------------------------------------------------------------------------------
           Current assets:
           Cash, cash equivalents and marketable securities                 $14,662          $14,436
           Trade receivables - net                                          255,534          200,388
           Installment receivables - net                                      7,755           20,953
           Inventories- net                                                 130,979          111,382
           Deferred income taxes and other current assets                    64,166           51,653
                                                                             ------           ------
                Total current assets                                        473,096          398,812

           Other assets                                                      67,941           55,810
           Plant and equipment - net                                        150,051          130,963
           Goodwill - net                                                   415,499          321,118
                                                                            -------          -------
                Total assets                                             $1,106,587         $906,703
                                                                         ==========         ========

           Liabilities and Shareholders' Equity
           Current liabilities:
           Accounts payable                                                $105,616          $80,511
           Accrued expenses                                                 100,105           66,414
           Accrued income taxes                                              19,107           16,049
           Current maturities                                                 3,489            4,479
                                                                              -----            -----
                Total current liabilities                                   228,317          167,453

           Long-term debt                                                   233,156          234,134
           Other long-term obligations                                       31,926           24,804

           Shareholders' equity                                             613,188          480,312
                                                                            -------          -------
                Total liabilities and shareholders' equity               $1,106,587         $906,703
                                                                         ==========         ========

                                                                          # # #

                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION FROM NET CASH PROVIDED BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                          Three Months Ended         Twelve Months Ended
                                                             December 31,                December 31,
    (In thousands)                                        2003          2002          2003         2002
    --------------------------------------------------------------------------- ------------ ----------
    Net cash provided by operating activities          $35,412       $31,197      $108,400     $124,181
    Less:
    Purchases of property and equipment                (13,488)       (6,778)      (30,660)     (22,109)
                                                       -------       -------       -------      -------
    Free Cash Flow                                     $21,924       $24,419       $77,740     $102,072
                                                       =======       =======       =======      =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions) after purchases of property and equipment.